Exhibit 99.1

EVHC News- For Immediate Release

Contact:	Bob East
Westwicke Partners
443-213-0502
Bob.East@westwicke.com

ENVISION HEALTHCARE REPORTS 3RD QUARTER ADJUSTED EBITDA
INCREASE OF 17.6% AND ADJUSTED EPS OF $0.13

Greenwood Village, Colorado (November 13, 2013) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (EVHC or the Company) today announces results for the third quarter ended September 30, 2013.  All changes included in this release compare third quarter 2013 to third quarter 2012 unless otherwise noted.

Highlights:

•                  Third quarter 2013 net revenue was $955.9 million, an increase of 16.5%;

•                  Third quarter 2013 Adjusted EBITDA was $121.7 million, an increase of 17.6%; and

•                  Third quarter 2013 diluted EPS adjusted for expenses incurred in connection with the initial public offering (Adjusted EPS) was $0.13; and GAAP diluted EPS was ($0.05).

William A. Sanger, Chief Executive Officer, said, “During our first quarter as a public company we demonstrated exceptional revenue and Adjusted EBITDA growth. Customer demand for our differentiated services and the implementation of our market-centric strategies drove an increased level of contract starts and organic growth.  Furthermore, our initial public offering provides us with additional sources of liquidity to capitalize on market acquisitions and development opportunities.”

Results of Operations for the Third Quarter 2013

For the quarter ended September 30, 2013, EVHC generated net revenue of $955.9 million, an increase of 16.5% compared to the same period last year.

Adjusted EBITDA was $121.7 million, an increase of 17.6% compared to the same quarter last year. This increase is attributable primarily to the impact of increased volume from net new contracts, increased revenue from “same store” contracts (contracts in existence for the entirety of both periods) and acquisitions, and a decrease in expenses as a percentage of revenue.

EVHC generated a net loss of $7.7 million in the third quarter of 2013 compared to net income of $15.2 million in the third quarter of 2012.  The decrease in net income is attributable primarily to the impact of costs incurred in connection with the Company’s initial public offering (IPO-Related Costs), including a $20.0 million payment to terminate the consulting agreement with Clayton, Dubilier & Rice, LLC (CD&R) and $29.5 million in costs related to the redemption of our Senior PIK Toggle Notes due 2017 (PIK Notes).

Segment Results

EVHC operates two business segments: EmCare Holdings Inc. (EmCare), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment.

EmCare

For the quarter ended September 30, 2013, EmCare generated net revenue of $605.1 million, an increase of 24.5%, 16.4% of which was from organic growth.  The increase in revenue was attributable primarily to the addition of $64.0 million, or 13.1% from net new contracts started since September 30, 2012, and revenue increases at “same store” contracts.  Revenue at “same store” contracts grew 3.8% or $16.0 million.  Revenue from acquisitions increased $39.2 million during the quarter ended September 30, 2013 and included $27.2 million from our post-acute care services acquisitions.

Adjusted EBITDA was $82.0 million for the quarter compared to $68.8 million last year, an increase of 19.3%.  The increase in Adjusted EBITDA was driven primarily by the net impact of revenue increases from net new contracts and acquisitions and a decrease in operating and general and administrative expense as a percentage of net revenue. These were offset by higher compensation costs driven by start-up costs associated with our new contract starts.  Income from operations was $55.7 million, an increase of 2.7% over the same period in 2012 due primarily to allocated IPO-Related Costs.

American Medical Response (AMR)

For the quarter ended September 30, 2013, AMR generated net revenue of $350.8 million, an increase of $15.9 million, or 4.8%, compared to the same quarter last year.  The increase in net revenue was from an increase in existing markets and from new 911 contract wins, offset by 2012 FEMA deployment revenue and exited markets. Existing market revenue increased $9.0 million, or 2.8%, in the quarter.

Adjusted EBITDA was $39.6 million, an increase of 14.2% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable to revenue increases and to lower expenses as a percentage of revenue related to the implementation of our deployment and other efficiency initiatives.  Insurance expense for the quarter ended September 30, 2013 included an unfavorable prior period insurance adjustment of $1.7 million compared to an unfavorable prior period adjustment of $0.1 million in the same period last year.  Income from operations was $7.8 million, a decrease of 46.0% compared to the same quarter in 2012 due primarily to allocated IPO-Related Costs.

Cash Flows

Cash provided by operating activities was $51.7 million in the third quarter of 2013 excluding operating cash outflows of $20 million for IPO-Related Costs, compared to $106.1 million for the same quarter last year.  The difference of $54.4 million relates to an increase in net income (excluding IPO-Related Costs), offset by an income tax refund of $43.0 million received in the third quarter of 2012 and an increase in accounts receivable at September 30, 2013.  Days Sales Outstanding (DSO) increased by five days from the second quarter of 2013. While AMR’s DSO remained unchanged, EmCare’s DSO increased 6 days primarily as a result of two factors. First, as we discussed in our IPO roadshow, provider enrollments were previously delayed by CMS due to a requested change in our enrollment processes.  We made the requested modifications and in late September, CMS released a majority of the enrollments.  We expect collections on these receivables to reduce our DSO in the fourth quarter.  Second, we had a significant number of recent contract starts. New contracts typically experience an increase in accounts receivable and DSO for 6 — 9 months before we return to a normalized collection pattern.

Net cash used in investing activities was $42.3 million for the quarter ended September 30, 2013, compared to $47.6 million for the same period in 2012. Insurance collateral funding decreased $21.1 million due to timing differences in insurance funding.  Net capital expenditures increased $5.7 million due primarily to new AMR 911 contract wins.  Acquisitions were $25.9 million in the third quarter of 2013 compared to $19.3 million in the same period last year.

For the quarter ended September 30, 2013, net cash provided by financing activities was $549.3 million compared to net cash used in financing activities of $54.3 million for the third quarter of 2012.  During the quarter, we received proceeds from our initial public offering of $1.1 billion offset by related issuance costs paid of $62.0 million.  We paid $462.4 million during the quarter to redeem the PIK Notes, including a $12.4 million premium payment.  In addition, we repaid the outstanding balance on our revolving credit facility of $27.5 million.  At September 30, 2013, there were no amounts outstanding under our revolving credit facility.

Adjusted Free Cash Flow was $35.4 million in the third quarter of 2013 compared to $77.7 million in the third quarter of 2012.  The difference is attributable primarily to aforementioned changes in accounts receivable at EmCare and the income tax refund received during the third quarter of 2012.

Results of Operations for the Nine Months Ended September 30, 2013

EVHC net revenue was $2.74 billion for the nine months ended September 30, 2013, an increase of 13.0% compared to the same period last year.

Adjusted EBITDA was $328.5 million, an increase of 12.8% compared to the same period last year. This increase is attributable primarily to the impact of increased volume from net new contracts, increased revenue from existing contracts and acquisitions.

EVHC generated net loss of $1.9 million for the nine months ended September 30, 2013, compared to net income of $28.8 million, for the same period last year, a decrease of $30.7 million.   The decrease in net income is attributable primarily to the IPO-Related Costs indicated above.

Segment Results

For the nine months ended September 30, 2013, EmCare’s net revenue was $1.73 billion, an increase of 23.2% compared to the same period last year.  Adjusted EBITDA was $218.8 million, an increase of 15.6% compared to the same period last year.  Income from operations was $156.8 million, an increase of 8.5% compared to the same period in 2012.

For the nine months ended September 30, 2013, AMR’s net revenue was $1.01 billion, a decrease of 1.0% compared to the same period last year related primarily to market exits during 2012.  Adjusted EBITDA was $109.8 million, an increase of 7.6% compared to the same period last year.  Income from operations was $35.3 million, a decrease of 4.2% compared to the same period in 2012.

Cash Flows

Cash provided by operating activities was $83.8 million for the nine months ended September 30, 2013, excluding $58.2 million in non-recurring outflows, compared to $169.2 million for the same period last year.  The non-recurring operating outflows included the IPO-Related Costs outflows of $20 million, a $13.7 million operating cash flow payment to settle a prior shareholder lawsuit, and $24.5 million of payments related to a 2012 AMR contract termination and our 2012 FEMA deployment for hurricane Sandy.  The difference of $85.4 million primarily relates to an income tax refund of $43.0 million received in the third quarter of 2012 and an increase in accounts receivable.  While AMR’s DSO decreased 4 days during the nine months ended September 30, 2013, EmCare’s DSO increased 12 days primarily as a result of provider enrollments previously delayed by CMS and a significant number of new contract starts as previously noted.

Net cash used in investing activities was $70.0 million for the nine months ended September 30, 2013, compared to net cash provided by investing activities of $33.4 million for the same period in 2012. The decrease is due primarily to a return of insurance collateral of approximately $100 million during the nine months ended September 30, 2012.

For the nine months ended September 30, 2013, net cash provided by financing activities was $562.3 million compared to net cash used in financing activities of $208.3 million for the same period in 2012. The increase in cash provided by financing activities is related primarily to proceeds from our initial public offering offset by redemption of our PIK Notes and payment to settle a prior shareholder lawsuit.

Adjusted Free Cash Flow was $41.2 million in the nine months ended September 30, 2013 compared to $223.2 million for the same period in 2012. The difference is attributable primarily to the aforementioned return of insurance collateral, income tax refund received in 2012, and the increase in EmCare accounts receivable.

A description of the non-GAAP measures, Adjusted EPS, Adjusted EBITDA and Adjusted Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this press release.

Guidance

The Company expects 2013 full-year Adjusted EBITDA to be in the range of $457 million to $462 million. The Company will provide 2014 guidance during its fourth quarter earnings call.

Conference Call

EVHC management will host a conference call and live audio webcast on Wednesday, November 13, 2013, at 5:00 p.m. EST, to discuss the Company’s financial results.  A 14-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. offers an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate AMR and EmCare, including its new post-acute services under, Evolution Health, LLC (Evolution Health). AMR, with more than 12,000 paramedics and emergency medical technicians, is a provider and manager of community-based medical transportation services, including emergency (911), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2013 Adjusted EBITDA guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-1 and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, CD&R over us; and the factors discussed in “Risk Factors” in the Company’s Registration Statement on Form S-1.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net (loss) income before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), interest and other income (expense), loss on early debt extinguishment, realized gain on investments, interest expense, equity-based compensation, related party management fees, restructuring charges, depreciation and amortization expense.

It also includes presentations of Adjusted Free Cash Flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.

This press release also includes presentations of Adjusted EPS, which is defined as diluted earnings per share adjusted for IPO related expenses, net of an estimated tax benefit.

These “non-GAAP financial measures,” Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS are commonly used by management and investors as performance measures and liquidity indicators. The Company’s non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2013 Adjusted EBITDA projection presented herein is not being provided due to the number of variables in the projected full-year 2013 Adjusted EBITDA range and thus we do not currently have sufficient data to accurately estimate the individual adjustments for such a reconcilition. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net revenue	$955,888	$820,811	$2,743,467	$2,428,203
Compensation and benefits	677,797	577,502	1,963,546	1,706,205
Operating expenses	110,387	100,617	313,145	305,005
Insurance expense	26,974	22,907	78,647	75,352
Selling, general and administrative expenses	40,733	18,541	86,521	57,670
Depreciation and amortization expense	35,175	30,592	104,552	91,844
Restructuring charges	1,319	2,028	4,988	10,751
Income from operations	63,503	68,624	192,068	181,376
Interest income from restricted assets	2	(116)	634	429
Interest expense	(46,772)	(41,322)	(148,526)	(126,288)
Realized gain on investments	158	5	276	366
Interest and other (expense) income	(52)	937	(13,022)	1,340
Loss on early debt extinguishment	(29,519)	(1,561)	(29,641)	(6,733)
Income before income taxes and equity in earnings of unconsolidated subsidiary	(12,680)	26,567	1,789	50,490
Income tax benefit (expense)	4,949	(11,448)	(3,932)	(21,952)
Equity in earnings of unconsolidated subsidiary	68	90	230	304
Net (loss) income	$(7,663)	$15,209	$(1,913)	$28,842

Basic earnings per common share	$(0.05)	$0.12	$(0.01)	$0.22
Diluted earnings per common share	$(0.05)	$0.11	$(0.01)	$0.22
Weighted average common shares outstanding, basic	157,282,885	130,230,634	139,969,940	130,219,651
Weighted average common shares outstanding, diluted	157,282,885	133,463,882	139,969,940	132,479,821

Other Information
EmCare weighted patient encounters	3,081,561	2,646,209	8,955,616	7,735,808
AMR weighted transports	700,288	707,684	2,094,887	2,149,627

Earnings Per Share Reconciliation

Weighted average common shares outstanding, diluted	157,282,885	133,463,882	139,969,940	132,479,821
Adjustment to dilute basic shares	8,671,280	—	6,023,306	—
Adjusted diluted shares	165,954,165	133,463,882	145,993,245	132,479,821

Net (loss) income	$(7,663)	N/A	$(1,913)	N/A
IPO-related Adjustments:
Loss on early debt extinguishment, net of tax of $(12,078) for quarter and nine months ended, respectively	17,441	N/A	17,441	N/A
Termination of CD&R Consulting Agreement, net of tax of $(8,183) for quarter and nine months ended, respectively	11,817	N/A	11,817	N/A
Net income adjusted for IPO costs	$21,594	N/A	$27,344	N/A
Adjusted EPS	$0.13	N/A	$0.19	N/A

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net (Loss) Income and Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Adjusted EBITDA	$121,670	$103,440	$328,537	$291,336
Depreciation and amortization expense	(35,175)	(30,592)	(104,552)	(91,844)
Restructuring charges	(1,319)	(2,028)	(4,988)	(10,751)
Interest (income) expense from restricted assets	(2)	116	(634)	(429)
Equity-based compensation expense	(1,062)	(1,062)	(3,186)	(3,186)
Related party management fees	(20,609)	(1,250)	(23,109)	(3,750)
Income from operations	63,503	68,624	192,068	181,376
Interest income from restricted assets	2	(116)	634	429
Interest expense	(46,772)	(41,322)	(148,526)	(126,288)
Realized gain on investments	158	5	276	366
Interest and other (expense) income	(52)	937	(13,022)	1,340
Loss on early debt extinguishment	(29,519)	(1,561)	(29,641)	(6,733)
Income tax benefit (expense)	4,949	(11,448)	(3,932)	(21,952)
Equity in earnings of unconsolidated subsidiary	68	90	230	304
Net (loss) income	$(7,663)	$15,209	$(1,913)	$28,842

Adjusted EBITDA	$121,670	$103,440	$328,537	$291,336
Related party management fees	(20,609)	(1,250)	(23,109)	(3,750)
Restructuring charges	(1,319)	(2,028)	(4,988)	(10,751)
Interest paid	(42,239)	(37,328)	(134,393)	(113,923)
Payment of dissenting shareholder settlement	—	—	(13,717)	—
Change in accounts receivable	(71,543)	(25,547)	(126,506)	(68,376)
Change in other operating assets/liabilities	40,688	36,606	14,829	51,474
Excess tax benefits from stock-based compensation	—	—	(3,168)	—
Income tax (benefit) expense, net of change in deferred taxes	5,037	31,491	387	21,194
Other	37	732	(12,247)	2,043
Net cash provided by operating activities	$31,722	$106,116	$25,625	$169,247

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
EmCare
Adjusted EBITDA	$82,032	$68,750	$218,767	$189,231
Depreciation and amortization expense	(16,434)	(13,487)	(49,423)	(41,407)
Restructuring charges	(682)	(274)	(934)	(282)
Interest expense (income) from restricted assets	109	275	(301)	48
Equity-based compensation expense	(457)	(478)	(1,370)	(1,420)
Related party management fees	(8,862)	(563)	(9,937)	(1,671)
Income from operations	$55,706	$54,223	$156,802	$144,499

AMR
Adjusted EBITDA	$39,623	$34,690	$109,843	$102,105
Depreciation and amortization expense	(18,741)	(17,105)	(55,129)	(50,437)
Restructuring charges	(637)	(1,754)	(4,054)	(10,469)
Interest income from restricted assets	(111)	(159)	(333)	(477)
Equity-based compensation expense	(605)	(584)	(1,816)	(1,766)
Related party management fees	(11,747)	(687)	(13,172)	(2,079)
Income from operations	$7,782	$14,401	$35,339	$36,877

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$15	$—	$(73)	$—

Total
Adjusted EBITDA	$121,670	$103,440	$328,537	$291,336
Depreciation and amortization expense	(35,175)	(30,592)	(104,552)	(91,844)
Restructuring charges	(1,319)	(2,028)	(4,988)	(10,751)
Interest (income) expense from restricted assets	(2)	116	(634)	(429)
Equity-based compensation expense	(1,062)	(1,062)	(3,186)	(3,186)
Related party management fees	(20,609)	(1,250)	(23,109)	(3,750)
Income from operations	$63,503	$68,624	$192,068	$181,376

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$575,761	$57,832
Trade and other accounts receivable, net	750,484	625,144
Other current assets	82,855	70,283
Total current assets	1,409,100	753,259
Non-current assets:
Property, plant and equipment, net	190,837	191,864
Goodwill and other intangible assets, net	2,961,937	2,977,850
Other long-term assets	88,076	113,860
Total assets	$4,649,950	$4,036,833

Liabilities and Equity
Current liabilities	$458,504	$478,694
Long-term debt	2,225,407	2,647,098
Long-term deferred tax liability	156,761	156,761
Insurance reserves and other long-term liabilities	212,176	209,593
Total liabilities	3,052,848	3,492,146
Total equity	1,597,102	544,687
Total liabilities and equity	$4,649,950	$4,036,833

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$(7,663)	$15,209	$(1,913)	$28,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	40,633	35,348	118,972	114,161
Loss on early debt extinguishment	29,519	1,561	29,641	—
Deferred income taxes	88	42,939	4,319	43,146
Payment of dissenting shareholder settlement	—	—	(13,717)	—
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(71,543)	(25,547)	(126,506)	(68,376)
Parts and supplies inventory	(335)	(37)	(489)	351
Prepaids and other current assets	2,294	(164)	(10,011)	(6,701)
Accounts payable and accrued liabilities	33,482	33,933	23,534	60,139
Insurance accruals	5,247	2,874	1,795	(2,315)
Net cash provided by operating activities	31,722	106,116	25,625	169,247

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(19,295)	(19,126)	(45,493)	(44,311)
Proceeds from sale of property, plant and equipment	68	5,641	396	7,092
Acquisition of businesses, net of cash received	(25,935)	(19,259)	(27,358)	(20,559)
Net change in insurance collateral	3,282	(17,773)	2,880	90,601
Other investing activities	(404)	2,885	(456)	589
Net cash used in investing activities	(42,284)	(47,632)	(70,031)	33,412

Cash Flows from Financing Activities
EVHC issuance of common stock	1,110,900	—	1,112,017	—
Borrowings under senior secured term loan facility	—	—	150,000	—
Repayments under ABL credit facility	(27,500)	—	(125,000)	—
Repayments of ABL Facility and other debt	(3,339)	(53,142)	(10,383)	(225,616)
Repayment of bonds	(450,000)	—	(450,000)	—
Equity issuance costs	(62,020)	—	(63,420)	—
Debt issue costs	—	—	(5,011)	(95)
Payment of premiums for debt extinguishment	(12,386)	—	(12,386)	(528)
Receipts from non-controlling interest	—	—	—	6,530
Payment of dissenting shareholder settlement	—	—	(38,336)	—
Other financing cash flow activities	(6,364)	(1,112)	4,854	11,455
Net cash (used in) provided by financing activities	549,291	(54,254)	562,335	(208,254)

Change in cash and cash equivalents	538,729	4,230	517,929	(5,595)
Cash and cash equivalents, beginning of period	37,032	124,198	57,832	134,023
Cash and cash equivalents, end of period	$575,761	$128,428	$575,761	$128,428

Operating and non-acquisition investing cash flow	$15,373	$77,743	$(17,048)	$223,218

Non-recurring cash flow adjustments:
Termination of CD&R Consulting Agreement	20,000	—	20,000	—
Operating cash outflow for dissenting shareholder settlement	—	—	13,717	—
FEMA and contract exit costs	—	—	24,500	—

Adjusted Free Cash Flow	$35,373	$77,743	$41,169	$223,218

END